EXHIBIT 10.2
AMENDMENTS TO EMPLOYEE AGREEMENTS

Chemung Canal Trust Company

At the Center of Your Community

MEMORANDUM

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DATE: March 5, 2004

TO: Celeste Knickerbocker, Vice President

RE: Extension of Officer Employment Contracts

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The following motion was approved by the Personnel Committee at their meeting held on December 9, 2003 and passed by the Board of Directors at their meeting held on December 10, 2003. Mr. Ugehtta entertained the following motion:

MOVED That the Personnel Committee recommends that the Chemung Canal Trust Company Board extend Executive Management contracts for a period of one year, effective January 1, 2004, and that no additional contracts be awarded pending further review of the entire matter

SECONDED AND CARRIED"